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                                                                    Exhibit 10.2


                         RELEASE AND SEVERANCE AGREEMENT
                         -------------------------------

         This Release and Severance Agreement ("Agreement") is an agreement between you, Robert J. Markese (for yourself, your administrators, executors, spouse, heirs, or assigns, and anyone acting for you) and Click Commerce, Inc., a Delaware corporation and its directors, officers, associates, employees, partners and agents, past, present, and future, and each of its and their respective successors and assigns (collectively, "Click Commerce") effective as of the 30th day of September, 2001.

1.       Termination of Employment
         -------------------------

         You and Click Commerce have agreed that you will resign from employment with Click Commerce effective as of September 30, 2001 and that any rights you may have to compensation or benefits from Click Commerce from and after this date shall be determined solely under the terms of this Agreement.

         Any benefit continuation or conversion rights existing under any established plans of Click Commerce in which you participated during your employment shall be made available to you in accordance with the terms of such established plans. If you have any questions regarding any benefit continuation or conversion rights, please contact Rebecca Maskey or such other specifically designated representative of Click Commerce.

2.       Severance Arrangements
         ----------------------

         In consideration for your agreement not to disclose this Agreement or any terms hereof and to comply in all respects with all of the terms and conditions of this Agreement, including, without limitations, those set forth in
Section 4 hereof, the terms and conditions of Sections 7, 8 (as modified and amended in this Agreement) and 9 of the Amended and Restated Employment Agreement between you and the Click Commerce dated as of January 13, 2000 ("Employment Agreement"), as modified by this Agreement, and the terms and conditions of that certain Employee Confidentiality Agreement between you and Click Commerce dated July 30, 1999 and ("Employee Confidentiality Agreement"), pursuant to your execution and delivery of this Agreement, Click Commerce hereby agrees to pay you cash severance in twenty six (26) equal bi-weekly installments of $9,615.38 (less applicable withholding and taxes) commencing after the termination of your employment with Click Commerce and to reimburse you for payments to continue medical benefits pursuant to the Comprehensive Omnibus Budget Reconciliation Act (COBRA) commencing following the termination of your employment and terminating upon the earlier of (i) December 31, 2002 or (ii) your eligibility to receive medical benefits from another entity (collectively, the "Severance Arrangements"). In addition, (a) Click Commerce agrees to pay to you cash in lump sum payable by October 31, 2001 equal to $24,038.50 (less applicable withholding and taxes) representing five (5) weeks of unpaid accrued vacation and (b) pursuant to the terms of the Employment Agreement, the options to purchase common stock of the Corporation ("Options") granted under Section 4(d) that were to vest on December 31, 2001 shall become exercisable as of the date of this Agreement and for a period of 90 days after September 30, 2001, if not exercised prior thereto. You further acknowledge and agree that pursuant to your Employment Agreement and in accordance with the Option Agreement (as hereinafter defined), all unvested Options scheduled to vest on December 31, 2002 shall terminate and be cancelled immediately.


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         You acknowledge that the foregoing Severance Arrangements are benefits and considerations which you would not be entitled to under Click Commerce's established policies, plans, and procedures and that the Severance Arrangements are in exchange for your signing (and not later revoking) this Agreement. You further acknowledge and agree that Click Commerce's offer and provision of the Severance Arrangements to you and your execution and delivery of this Agreement does not in any way indicate that you have any viable claims against Click Commerce or that Click Commerce admits any liability to you whatsoever.

3.       Waiver and Release
         ------------------

         Click Commerce hereby releases you from any and all known and unknown claims of any type arising prior to the date of this Agreement arising out of any aspect of your employment or the termination of your employment, excluding any unknown claims relating to the disclosure of confidential information in violation of the Confidentiality Agreement you have signed with Click Commerce, any solicitation of customers or employees in violation of your Employment Agreement with Click Commerce.

         You hereby release Click Commerce with respect to any and all known and unknown claims of any type to date arising out of any aspect of your employment or the termination of your employment. This includes, but is not limited to, breach of any implied or express employment contracts, covenants or duties; entitlement to any pay or benefits, including insurance benefits or attorney fees; claims for wrongful termination, violation of public policy, defamation, emotional distress, invasion of privacy, loss of consortium, negligence, other federal, state, local or common law matters or any act or omission; or claims of discrimination based on age (Age Discrimination in Employment Act) ("ADEA"), ancestry, color, concerted activity, disability, entitlement to benefits, marital status, national origin, parental status, race, religion, retaliation, sex, sexual harassment, sexual orientation, source of income, union activity, veteran's status or other protected status. For purposes of the release of any ADEA claims, the parties agree that twenty five percent (25%) of the amounts paid hereunder shall be deemed to be applied for the release of any such ADEA claims.

         You further agree not to sue Click Commerce for any claims covered by this Agreement. This agreement not to sue does not apply to an ADEA claim to the extent such an exception is required by law. If you sue in violation of this Agreement, you agree (1) to pay all costs and expenses incurred by Click Commerce in defending against a suit or enforcing this Agreement, including court costs, expenses and reasonable attorney fees, or (2) to be obligated upon written demand to repay to Click Commerce as liquidated damages, 50% of the proceeds from the sale of Click Commerce common stock issued pursuant to the exercise of the Options and 50% of amounts paid under this Agreement.

         Excluded from the release and the agreement not to sue are any claims which cannot be waived by law, and the filing of a charge with the Equal Employment Opportunity Commission. But you agree to waive any right to any monetary recovery should any government agency pursue any claims on your behalf. You also acknowledge that you have not suffered any on-the-job injury for which you have not already filed a claim.

         You further acknowledge and agree in the event that you breach the provisions of


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this Agreement, Click Commerce shall (i) be entitled to apply for and receive an injunction to restrain any violation of this Agreement and (ii) to immediately cancel any outstanding Options and direct the Secretary or transfer agent not to recognize any request to exercise such Options, and you shall be obligated to pay to Click Commerce its costs and expenses in obtaining such injunction and/or enforcing this Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees) and the foregoing shall not affect the validity of this Agreement and such relief does not constitute in any way a penalty or a forfeiture.

4.       Confidentiality; Non-Disparagement; Modification of Non-Competition
         -------------------------------------------------------------------
Covenant
--------

         You agree that you have not disclosed (except to your attorney, your immediate family, your financial advisor or to the extent that information has been shared with Click Commerce's attorneys and senior executives in the negotiation of this Agreement), and from and after today you will, keep strictly confidential, the existence and terms of this Agreement and you further agree that you will not disclose them to any person or entity, other than to your immediate family, your attorney, and your financial advisor, or except as may be required by law.

         You further agree that you have no intention to take and, for a period of two years from the date of this Agreement, will not take any actions against or make any statements about Click Commerce that would defame or disparage Click Commerce (including, without limitation, its stockholders, directors, officers, employees, agents and its affiliates), or its products or services, to the media, to Click Commerce's competitors, to the investment community or to Click Commerce's vendors, prospects or customers.

         You also acknowledge and agree that you remain bound by those provisions of your Employee Confidentiality Agreement with Click Commerce which survive your resignation, including, without limitation, provisions regarding confidentiality, non-competition, non-solicitation and assignment of invention contained in such Employee Confidentiality Agreement, a copy of which is attached hereto and incorporated by reference herein.

         You and Click Commerce agree to amend and restate Section 8 of your Employment Agreement as follows:

                     8. Covenant-Not-To-Compete. The Executive will not during, or for a period of eighteen (18) months after termination of, this Agreement, in any form or manner, directly or indirectly, on his own behalf or in combination with others, become interested in (as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, and then only to the extent of owning not more than two percent (2%) of the issued and outstanding securities of such corporation), or provide services similar to those provided to the Corporation for, any business which renders implementation services or sells products, or proposes to render sell-side partner relationship management ("PRM") services or products, or proposes to render services or sell products, that compete with the


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         Business of the Corporation within the United States, Western Europe or
         Australia. For purposes of this Agreement, the "Business" of the Corporation shall mean providing "sell-side" electronic commerce solutions, applications software and related implementation services to Global 1000 companies in the PRM business-to-business segment of the customer relationship management market. It is understood that you are specifically restricted from working for or providing services to Siebel Systems, Inc. under this Agreement. Nothing in this agreement, however, prohibits you from the following actions:

             . Providing services in any capacity, including "sell-side" electronic commerce solutions, applications software and related implementation services, to or for any business (other than Siebel Systems, Inc.) that is a subsidiary or business unit of an entity that competes with the Business of the Corporation, so long as the subsidiary or business unit that you work for does not itself compete with the Business of the Corporation and provided that you provide no assistance or services to any division or parent company that does compete with the Business of the Corporation; or

             . Providing services in any capacity for any business (other than Siebel Systems, Inc.) that competes with the Business of the Corporation in any geographic area not prohibited by
                  Section 8 of the Employment Agreement.

         You acknowledge that the provisions of this Section 4 are reasonable and not unduly restrictive of your rights as an individual and you warrant that as of the date you sign this Agreement you have not breached any of the provisions of this Section 4. You further acknowledge and agree that any violation of this Section 4, without regard to the materiality thereof, shall result in the immediate and automatic cancellation of the Options, without opportunity to cure.

5.       Miscellaneous.
         -------------

         This Agreement is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Illinois. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the State of Illinois.

         This Agreement resolves all matters between you and Click Commerce and supersedes any other written or oral agreement between you and the Click Commerce other than those parts of the Employment Agreement and the Employee Confidentiality Agreement, that have been amended by the terms of this Agreement. The Severance Arrangements described above exceeds any amounts that would normally be received by you upon the termination of your employment with Click Commerce. You agree that you are signing this Agreement knowingly and voluntarily, that you have not been coerced or threatened into signing this Agreement and that you have not been promised anything else in exchange for signing this Agreement. If any part of this Agreement is found to be illegal or invalid, the rest of this Agreement will still be enforceable.


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         You further agree that you have been given at least twenty-one (21)
days to consider this Agreement. By this Agreement, you have been advised to consult with an attorney of your choice at your own expense before signing below. After you sign this Agreement, you have seven (7) days to revoke it by giving Click Commerce written notice of your revocation. If you do not revoke this Severance Agreement, Click Commerce will enter into the Severance Arrangements described above with you.

         This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

         No modification of any provision of this Agreement shall be effective unless made in writing and signed by you and Click Commerce. This Agreement shall not be assignable by you but if any person or entity acquires Click Commerce, then this Agreement shall be assumed by such acquiror.

         IN WITNESS WHEREOF, this Agreement has been executed and agreed to as of the date first above written.

                                         /s/ Robert Markese
                                         -----------------------------------
                                              Robert Markese

                                         CLICK COMMERCE, INC.



                                         By /s/ Michael W. Ferro, Jr.
                                            --------------------------------
                                         Its: Chief Executive Officer
                                            --------------------------------






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